EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Kearny Bank (the “Bank”) and Keith Suchodolski (“Executive”) as of June 15, 2022.  Any reference to the “Company” means Kearny Financial Corp., the stock holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, the Bank and the Executive are currently parties to an amended and restated change in control agreement dated as of July 1, 2018 (the “Prior Agreement”); and

WHEREAS, in recognition of the Executive’s valuable contributions as Senior Executive Vice President and Chief Financial Officer of the Bank (the “Executive Position”), the Bank and the Executive desire to amend and restate the Prior Agreement and replace it in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

During the term of this Agreement, commencing on July 1, 2022 (the “Effective Date”), Executive agrees to serve in the Executive Position and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2. TERM AND DUTIES

(a) Term and Annual Renewal.  The initial term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months after each “Anniversary Date,” which shall be July 1st of each year. Commencing on the first Anniversary Date following the Effective Date and continuing on each Anniversary Date thereafter, this Agreement will renew for an additional year such that the remaining term will be thirty-six (36) months; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date:  (i) review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Board’s meeting.  If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate twenty-four (24) months from the Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive.  If the Board fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request that the Board provide Executive with the reason(s) for its action (or non-action), and the Board will respond to Executive within 30 days of the receipt of such request.  Reference herein to the term of this Agreement will refer to both such initial term and such extended terms.

(b) Change in Control.  Notwithstanding the foregoing, in the event that the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, then the term of this Agreement will be extended automatically for thirty-six (36) months following the date on which the Change in Control occurs.

(c) Membership on Other Boards or Organizations.  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service does not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.

(d) Continued Employment Following Expiration of Term.  Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the term of this Agreement, upon the terms and conditions as the Bank and Executive may mutually agree.

3.   COMPENSATION, BENEFITS AND REIMBURSEMENT

(a) Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of $409,107 per year (“Base Salary”).  Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.  During the term of this Agreement, the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers), Executive’s Base Salary as the Board deems appropriate.  Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus.  Executive shall be entitled to participate in any bonus plan or arrangements of the Bank in which the Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to stock option and restricted stock plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Paid Time Off.  Executive will be entitled to paid time off each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, which is thirty (30) days as of the date of this Agreement in accordance with the Bank’s policies and procedures for officers.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone and laptop computer, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. With regard to a Bank-provided cellular telephone, Executive shall be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related telephone calls, provided such expenses are substantiated in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than 30 days following the date on which the expense was incurred.

(f) Post-Retirement Medical Coverage.  Upon the termination of employment with the Bank at any time on or after attainment of age 62, the Executive shall be eligible to receive reimbursement for the costs of maintaining participation in the group medical insurance plan sponsored by the Bank from time to time for the benefit of the Executive and Executive’s dependent family to the extent that such participant is permissible under the Bank’s plan without the Bank incurring penalties or taxes associated with such coverage, or in the alternative, the Executive will receive reimbursement for participation in other comparable coverage, until such time that the Executive and Executive’s spouse shall be eligible for coverage under the Federal Medicare System, or any successor program.  The provisions of this Section shall survive the termination of this Agreement.  If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(g) Timing of Payments. To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).

4.	TERMINATION AND TERMINATION PAY

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement shall be terminated in the following circumstances:

(a) Death.  This Agreement shall terminate upon Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to receive (i) the compensation and vested benefits due Executive as of the date of Executive’s death, and (ii) Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one year from the date of Executive death, with such amounts paid in accordance with the Bank’s regular payroll practices.  Such payments are in addition to any other life insurance or other benefits that Executive’s estate or beneficiary may be entitled to receive under any of the Company or Bank’s benefit plans.

(b) Disability.  “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity, as contemplated in Section 1 of this Agreement, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) is determined to be disabled by the Social Security Administration. In determining whether a Disability exists, the Board’s decision shall be based on medical and other information provided to the Board regarding Executive’s medical condition and work performance. In the event of Executive’s Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if applicable.  In addition, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement.  Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees.  Upon returning to active full-time employment, the Executive’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities.  In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

 (c) Termination for Cause.  The Board may immediately terminate Executive’s employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination for Cause, except for already vested benefits.  Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i)	material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv)	breach of fiduciary duty involving personal profit;

(v)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank employee, as from time to time amended and incorporated herein by reference, or

(vii)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), that Executive was guilty of the conduct described in any of the paragraphs (i) through (vii) above.

(d) Voluntary Termination by Executive.  Executive may voluntarily terminate employment during the term of this Agreement (other than “With Good Reason” as defined below) upon at least 30 days prior written notice to the Board.  Upon Executive’s voluntary termination, Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination, except for compensation or benefits that have already vested.

(e) Termination Without Cause or With Good Reason.

(i)
The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  Any termination of Executive’s employment, other than termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)
In the event of termination With Good Reason, as described under Section 4(e)(i), and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to one times the Executive’s Base Salary, payable in a lump sum within ten (10) days of the Executive’s termination of employment.

(iii)
In the event of termination Without Cause, as described under Section 4(e)(i), and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to the Executive’s Base Salary for the remaining term of this Agreement, payable in a lump sum within ten (10) days of the Executive’s termination of employment, and the Executive and his dependents shall remain eligible to participate in the non-taxable medical and dental insurance programs offered by the Bank to its employees for the remaining term of this Agreement, at no cost to the Executive. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(A)
a material reduction in Executive’s Base Salary (other than pursuant to Section 3(a)) or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive

(except as such discrimination may be necessary to comply with applicable law));

(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;
(C)	a material breach of this Agreement by the Bank.
(v)
Notwithstanding the foregoing, Executive will not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive must execute the release within 21 days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.

(f) Effect on Status as a Director.  In the event of Executive’s termination of employment under this Agreement for any reason, such termination shall also constitute Executive’s resignation from the Board of Directors of the Bank, as well as the Board of Directors of the Company and direct or indirect subsidiary of the Bank or the Company.

5.	CHANGE IN CONTROL
(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)
Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
(b) Change in Control Benefits.  Upon the occurrence of a Change in Control followed within twenty-four (24) months of the Executive involuntary termination of employment for any reason other than for Cause or the Executive’s termination for Good Reason, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to the sum of (i) three times Base Salary in effect as of the date of termination, or if higher, the Base Salary in effect immediately prior to the date of a Change in Control, plus (ii) three times the bonus earned by the Executive from the Bank in the fiscal year immediately preceding the year in which the date of termination occurs, or if higher, three times the bonus earned in the fiscal year immediately preceding the date of a Change in Control. Said sum shall be paid in one lump sum within ten (10) days of the Executive’s termination of employment, and such payments shall be in lieu of any other payments that the Executive would be otherwise entitled to receive under Section 4(e) of this Agreement.  Such amount shall not be reduced in the event Executive obtains other employment following the date of termination.

(c) In addition, the Executive and his dependents shall remain eligible to participate in the non-taxable medical and dental insurance programs offered by the Bank to its employees for the remaining term of this Agreement, at no cost to the Executive.   If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(d) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  In the event a reduction is necessary, then the cash severance payable by the Bank pursuant to Section 5 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

6.	COVENANTS OF EXECUTIVE
(a) Non-Solicitation/Non-Compete/Non-Disparagement.  Executive hereby covenants and agrees that, for a period of six months following his termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i) contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Bank, or any subsidiary of such entities sold any product or service within thirty-six months of the Executive’s termination of employment, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Bank, or any subsidiary of such entities within one year of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii) engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products whereby the Executive will have a work location in the State of New Jersey within 15 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment; provided, however, the Executive may request a waiver from the Company and the Bank with respect to the limitations of this Section 6 on a case by case basis at any time, and the Company and the Bank hereby agree that such written approval of such request shall not be unreasonably withheld. Notwithstanding the foregoing, the Company and the Bank reserve the right to elect not to approve such request for waiver of the limitations herein within its sole discretion if the proposed employing entity is an FDIC insured depository institution.

(iii) on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank,  or any subsidiary of such entities  to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(iv) make any public statements regarding the Company, the Bank, or any subsidiary of such entities without the prior consent of the Company or the Bank, and the Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Company and the Bank shall not knowingly or intentionally make any statements that disparage the Executive.

(v) The parties acknowledges and agrees that irreparable injury will result to each in the event of a breach of any of the provisions of this Section 6 (the “Designated Provisions”) and that the parties will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the parties may have, the parties shall each be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Essex County, New Jersey, or elsewhere), to restrain the violation or breach thereof by the other parties, and the parties shall each submit to the jurisdiction of such court in any such action.

(b) Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.  NO ATTACHMENT; BINDING ON SUCCESSORS

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).  The Company may accede to this Agreement but only for the purpose of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

8.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior change in control agreement between the Bank and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.

9.    NO ATTACHMENT; BINDING ON SUCCESSORS

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.  MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived  and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.  REQUIRED PROVISIONS

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after his termination for Cause.

(b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation 1.409A-1(h)(ii).  Notwithstanding the foregoing, this Section 11(c) is not applicable in the event of Executive’s termination for Cause.

(d) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(e) Each payment pursuant to Sections 4 and 5 of this Agreement is intended to constitute a “separate payment” for purposes of Treasury Regulation 1.409A-2(b)(ii).

12.  SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.  GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

14.  ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.  PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Section 409A of the Code, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.  INDEMNIFICATION

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of this Agreement and for a period of six (6) years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board or the board of directors of the Company, as appropriate); provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.

17.  NOTICE

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Kearny Bank 120 Passaic Avenue Fairfield, New Jersey 07004
To Executive:	Most recent address on file with the Bank

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEARNY BANK

By: /s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer

KEARNY FINANCIAL CORP.

By: /s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer

EXECUTIVE

/s/ Keith Suchodolski
Keith Suchodolski